Exhibit 4.20

AMENDMENT TO EMPLOYMENT AGREEMENT ENTERED INTO IN THE CITY OF TAMARAC, STATE OF FLORIDA (THE “AGREEMENT”)

BY AND BETWEEN:	MAYORS JEWELERS, INC., a corporation duly incorporated according to the laws of the State of Delaware, having its head office at 5870 N. Hiatus Road, Tamarac, Florida 33321, USA, herein acting and represented by Lorenzo Rossi di Montelera, duly authorized for the purposes hereof as he hereby declares (hereinafter referred to as the “Employer”),

AND:	THOMAS A. ANDRUSKEVICH, currently residing and domiciled at 3100 North Ocean Boulevard, Ft. Lauderdale, Florida USA (hereinafter referred to as the “Executive”).

WHEREAS on April 16, 2008, the Employer and the Executive entered into an employment agreement whereby the Employer renewed the employment of the Executive (the “Employment Agreement”);

WHEREAS the Employer and Executive wish to extend the Employment Agreement for an additional term of one (1) year, and amend the Employment Agreement accordingly.

NOW, THEREFORE, THIS AGREEMENT WITNESSETH AS FOLLOWS:

1. Preamble. The preamble shall form an integral part hereof.

2. Services. The following shall be added as new provisions after the second sentence in Section 2.2:

“The EMPLOYER hereby acknowledges that the EXECUTIVE is on the Board of Directors of The Cole Property Trust III. The EXECUTIVE may also consider other director positions with other entities provided that such positions do not interfere with his responsibilities as CEO and the acceptance of such positions shall be subject to the prior written approval of the Corporate Governance Committee of the Board of Directors of BIRKS.”

3. Term. The Term, as set out in Section 3.1 of the Employment Agreement is hereby extended for an additional period of one (1) year so that the Termination Date shall be March 31, 2012. As a result, all dates referred to in Section 3.3 and 3.4 of the Employment Agreement shall be amended by adding an additional twelve (12) months thereto such that Section 3.3 and 3.4 of the Employment Agreement shall now read as follows:

3.3	The EMPLOYER will on or before March 31, 2011, provide a written notice to EXECUTIVE of its intention to either continue the employment of EXECUTIVE or terminate the relationship on the Termination Date, failing which the EMPLOYER shall have deemed to have indicated its intention to terminate the relationship on the Termination Date.

Upon receiving the Notice of Intention from the EMPLOYER to continue or to terminate the employment, EXECUTIVE shall, prior to the end of the Working Notice Period, indicate in writing to the EMPLOYER his decision to either retire or look for suitable employment.

(1)	In the event that the EMPLOYER elects or is deemed not to continue the employment of EXECUTIVE after the Termination Date, the period between March 31, 2011 and March 31, 2012 shall be considered as a “Working Notice Period”. During that Period, the EXECUTIVE shall continue to be entitled to:

(a)	His same base salary as that which is payable to him pursuant to Section 4.1 during the period terminating March 31, 2012;

(b)	An annual cash bonus as determined and paid as per Section 4.3;

(c)	All benefits provided hereunder.

During that “Working Notice Period”, the EXECUTIVE shall continue to provide services as requested by the EMPLOYER in which case the EXECUTIVE shall be provided with sufficient time to find alternate employment during the “Working Notice Period” with commencement after the Termination Date.

The EMPLOYER may waive the EXECUTIVE’s requirement to work during this Period. In such case, the EXECUTIVE is entitled only to the amounts set forth in Subsections 3.3(1) and (2).

(2)	Should the EXECUTIVE be unable to find another suitable employment position commencing after the Termination Date, the EMPLOYER shall compensate EXECUTIVE for a period up to a maximum of twelve (12) months by:

(a)	continuing to pay the EXECUTIVE the same base salary as that which was payable to him pursuant to Section 4.1 during the fiscal year terminating March 31, 2012;

(b)	paying a monthly bonus which shall be determined by calculating the average bonus paid to the EXECUTIVE for the three (3) prior fiscal years (being EMPLOYER fiscal years ending in 2010, 2011 and 2012) and dividing by twelve (12), which bonus shall be paid on the first day of each month commencing once the bonus for 2012 has been determined in which case any unpaid months from April 1, 2012 to the date of determination of the bonus shall be paid in full on such date;

(c)	maintaining in force all Mayors benefits to which EXECUTIVE is eligible, including but not limited to financial planning programs, life, disability, health, vision, drug, and dental group insurance plans, and retirement arrangements as described in Section 4.5 and in which the EXECUTIVE is entitled to participate immediately prior to the expiration of the Term and provided that the EXECUTIVE’s continued participation is possible under the general terms and provisions of such plans and programs. Where EXECUTIVE is not entitled to participate in a group health benefit plan, EMPLOYER will cover his expenses through COBRA for the medical, dental and vision benefits but not cover any group insurance premiums for group life or group disability benefits through COBRA or through any other group insurance replacement program;

(d)	Provided the amount is not a duplication with the EXECUTIVE’s Birks Agreement, the EXECUTIVE shall be paid a maximum lump sum cash payment of $39,000 per annum, which amount shall be paid within fifteen (15) days following the date of the expiration of the Term in full satisfaction of premium reimbursement of all supplemental disability and life insurance programs under Section 4.6 and described in Exhibit C. EMPLOYER’s payment shall cease at the end of the termination of employment and the severance period;

3.4	(1)	In the event that EXECUTIVE receives a notice of renewal from EMPLOYER, then the parties shall negotiate in good faith on the terms of such renewal. The parties may use the period from April 1, 2011 to June 30, 2011 to attempt to reach agreement on the contractual terms of employment for a renewal period.

(2)	Notwithstanding the foregoing, at any time after April 1, 2011 and prior to June 30, 2011:

(a)	The EXECUTIVE may, by written notice, advise the EMPLOYER of his intention not to renew his employment beyond March 31, 2012, in which case he will be deemed to have resigned as of such date; or

(b)	The EMPLOYER may, by written notice, advise the EXECUTIVE of its intention to terminate the EXECUTIVE’s employment on March 31, 2012, which notice shall have the same consequence as a notice under section 3.3, except that the Working Notice Period referred to in subsection 3.3(1) shall be a period of twelve (12) months calculated from the date of such notice and the “period up to a maximum of twelve (12) months” referred to in subsection 3.3 (2) shall commence on the date that follows March 31, 2012 by the number of days that have elapsed between April 1, 2011 and the date of such notice.

It is understood that during the period between the Termination Date of the Agreement (March 31, 2012) and the end of the Working Notice Period that may extend beyond March 31, 2012, the EXECUTIVE shall continue to provide services as requested by the EMPLOYER in which case the EXECUTIVE shall be provided with sufficient time to find alternate employment during the “Working Notice Period”. The EMPLOYER may waive the EXECUTIVE’s requirement to work during this period. In such case, the EXECUTIVE is entitled only to the amounts set forth in Subsections 3.3(1) and (2).

(3)	Should no notice have been given pursuant to subsection 3.4(2) above, and in the event that the parties have not reached a written agreement by June 30, 2011, for any reason whatsoever, then, unless the parties have otherwise agreed in writing, the EMPLOYER shall be deemed to have sent to the EXECUTIVE a notice to terminate the relationship on March 31, 2012, in which case the provisions of Section 3.3 shall apply, except that the Working Notice Period referred to in subsection 3.3(1) shall be a period of twelve (12) months calculated from July 1, 2011 to June 30, 2012 and the “period up to a maximum of twelve (12) months” referred to in subsection 3.3 (2) shall commence on July 1, 2012.

It is understood that during the period between the Termination Date of the Agreement (March 31, 2012) and the end of the Working Notice Period that will end June 30, 2012, the EXECUTIVE shall continue to provide services as requested by the EMPLOYER in which case the

EXECUTIVE shall be provided with sufficient time to find alternate employment during the “Working Notice Period”. The EMPLOYER may waive the EXECUTIVE’s requirement to work during this period. In such case, the EXECUTIVE is entitled only to the amounts set forth in Subsections 3.3(1) and (2).

4. Exhibit B shall be replaced with the Exhibit B attached hereto. Section 5.4 shall be deleted and replaced as follows:

The stock appreciation rights previously granted to the EXECUTIVE to purchase shares of BIRKS in accordance with a Stock Appreciation Rights Agreement dated August 9, 2005, granted pursuant to the Employer’s 2004 Long Term Incentive Plan, as amended on March 16, 2010, shall remain exercisable until:

(i)	the second anniversary of the termination of employment with EMPLOYER for any reason other than retirement or for cause; or

(ii)	March 16, 2020, in the case of EXECUTIVE’s retirement; or

(iii)	the EXECUTIVE’s date of termination of employment, in the case of EXECUTIVE’s termination of employment with EMPLOYER for cause.

5. Other Amendment. Subsection (iii) of Section 6.2 of the Employment Agreement shall be amended so that the reference to “March 31st, 2010 and March 31st, 2011” shall be replaced with “March 31, 2011 and March 31, 2012.”

6. Retirement. The parties acknowledge that should the Executive choose to retire from his employment with the Employer at the end of the Term Executive shall be allowed during his retirement to provide consulting services and accept positions as a Director of any company and shall still be considered as having retired.

Retirement shall take effect at the end of the Working Notice Period.

7. Other Terms. Except as expressly modified hereby, all terms and provisions of the Employment Agreement, shall remain unchanged and in full force and effect. In the event of an inconsistency between the terms of this Agreement and the terms of the Employment Agreement, the terms hereof shall control.

8. Governing Law. This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of Florida.

9. Inurement. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, successors, administrators, representatives and assigns.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date indicated below.

Signed this 30th day of June, 2010	MAYORS JEWELERS, INC.

	Per:	/s/ Lorenzo Rossi di Montelera
Lorenzo Rossi di Montelera

/s/ Thomas A. Andruskevich
Signed this 30th day of June, 2010		THOMAS A. ANDRUSKEVICH

EXHIBIT B

GRANTS OF STOCK OPTIONS, STOCK APPRECIATION RIGHTS

AND

WARRANTS REGARDING SHARES OF BIRKS & MAYORS INC.

AS AT JUNE 30, 2010

TYPE AND ORIGIN	NUMBER	VESTING STATUS	PRICE	GRANT DATE OR ASSIGNMENT DATE	EXPIRY DATE
Stock options (pursuant to 1991 Stock Option Plan of Mayors Jewelers, Inc.)	130,425	FULLY VESTED	US$3.23	10/01/2002	Earlier of (a) 10 years after grant (October 1, 2012) or (b) 2 years after termination

Mayors’ Stock Appreciation Rights (pursuant to 2004 Long Term Incentive Plan of Mayors Jewelers, Inc.) These are paid in cash or stock.	17,390	FULLY VESTED	US$1.00	Original grant: 08/09/2005 amendment date: 03/16/2010	Earlier of (a) 10 years after the amendment (March 16, 2020); or (b) 2 years after termination for any reason other than retirement or for cause, or (c) March 16, 2020 in the case of retirement, or (d) on the date of termination in case of termination for cause.

NOTE: The EXECUTIVE also holds warrants to buy 131,209 shares of Birks & Mayors at US$3.34 per share which were assigned to him pursuant to the terms of an assignment agreement with Birks on January 31, 2003 and expire August 20, 2022.